EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:	Ron Zollars, San Diego	Zuraidah Hoffman, Washington
	858/826-7896	703/676-2541
	zollarsr@saic.com	hoffmanz@saic.com

SAIC ANNOUNCES REVENUE AND EARNINGS FOR THE FIRST QUARTER

(SAN DIEGO) June 16, 2003 — Science Applications International Corporation (SAIC) today reported revenues of $1.5 billion for the first quarter of Fiscal 2004 that ended on April 30, 2003. This compares to revenues of $1.4 billion for the first quarter of last year. Revenues from our regulated segment, primarily federal government customers, increased 20 percent over the same period of the prior year. Due to the continued slowdown in the telecommunications industry, revenues from our telecommunications commercial customers decreased 17 percent. In addition, our other commercial revenues decreased 3 percent, largely due to the reduced contract spending on outsourcing initiatives by our customers in the energy industry.

SAIC’s operating income for the first quarter was $119 million, compared to $104 million during the same period last year. The current quarter’s operating results were primarily driven by improved performance in the government business.

Non-operating expense items for the first quarter totaled $17 million compared to $56 million for the same period of the prior year. The decrease of $39 million was primarily caused by a reduction in net losses from our investment portfolio of $42 million, offset by a $2 million increase in net interest expense (interest expense after subtracting interest income).

Consolidated net income was $69 million in the first quarter, compared to $33 million in the same period last year, and increased primarily as a result of the improved operating income of the company and the decrease in non-operating expense items.

“Our strong first quarter performance reflects the many ways our employee

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owners are working hard to serve both our government and commercial customers,” said Dr. J. Robert Beyster, SAIC chairman, chief executive officer and president. “This high level of performance holds true whether we are helping our nation combat the terrorist threat, or helping our commercial customers reduce their costs and improve efficiencies in a challenging marketplace.”

SAIC was awarded several major contracts and task orders in its federal government business during the first quarter of Fiscal 2004, including:

•	A contract from the U.S. Army Forces Command, Fort McPherson, Ga., to provide services to U.S. Army warfighters. The five-year delivery order contract also was awarded to seven other companies and the total ceiling value is estimated at $650 million.

•	A contract from the General Services Administration Federal Technology Services to deliver telecommunications support services and integrated solutions for federal departments and agencies nationwide. The Connections Program is a multiple award, indefinite-delivery/indefinite-quantity contract and has a three-year base period with five one-year options.

•	A contract to support the Office of the Joint Chiefs of Staff’s Command, Control, Communications and Computer Systems (C4) Directorate for the Global Information Grid Analysis, Assessment, Study, Planning, Software Development and Engineering Services. The five-year cost-plus-fixed-fee contract, is valued at more than $50 million.

•	A contract award from the Centers for Disease Control and Prevention to build a Web-based system for tracking biological agents and toxins as part of a broad effort to improve national security. Valued at more than $20 million, this cost-plus-fixed-fee contract will be performed over a one-year base period with four one-year options to renew.

•	A contract to perform Phase 2 of the Defense Advanced Research Projects Agency’s Robust Passive Sonar program. The contract is valued at $8.3 million and will be performed over a 21-month period.

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•	A contract from Catholic Healthcare Partners (CHP) to provide information technology (IT) consulting services in support of the CHP IT infrastructure consolidation and co-location program. This program supports CHP’s goal to continuously reduce and/or contain the cost growth of healthcare services while improving their quality.

•	A contract to perform as one of the two competitors to design the U.S. Army’s One Tactical Engagement Simulation System by the Program Executive Officer, Simulation, Training and Instrumentation, located in Orlando, Fla. The $2 million, fixed price level of effort will be performed over a period of 13 months.

SAIC completed several strategic acquisitions during the first quarter of Fiscal 2004, including:

•	SAIC completed the acquisition of Computer Systems Technology, Inc. (CST), a company that specializes in information technology services, based in Huntsville, Ala.

•	SAIC completed the acquisition of Quality Research, Inc. (QRI). Based in Huntsville, Ala., QRI specializes in the areas of information technology, modeling and simulation, training, and technical and engineering services.

SAIC is the nation’s largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care, transportation and logistics. With annual revenues of $5.9 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 40,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found on the Internet at www.saic.com.

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The contract awards and acquisitions described above should be reviewed in the context of SAIC’s entire business operations which are described in SAIC’s Quarterly Report on Form 10-Q for the first quarter of Fiscal 2004 and in SAIC’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, both of which have been filed with the SEC. In addition, statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2003, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.